Exhibit 4.2

SECOND AMENDMENT AND WAIVER

TO

SECOND-LIEN TERM LOAN

CREDIT AGREEMENT

THIS SECOND AMENDMENT AND WAIVER TO SECOND-LIEN TERM LOAN CREDIT AGREEMENT (the “Second Amendment”) is entered into effective as of March 29, 2011, by and among Global Aviation Holdings Inc., a Delaware corporation (“Parent”), North American Airlines, Inc., a Delaware corporation (“NAA”), and World Airways, Inc., a Delaware corporation (“WAI” and, together with the Parent and NAA, the “Borrowers” and each a “Borrower”), the Guarantors (“Guarantors”) and the Lenders (“Lenders”) party to the Credit Agreement described below and Wells Fargo Bank, National Association (the “Agent”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).

WITNESSETH:

WHEREAS, Borrowers, Guarantors, Lenders, Administrative Agent and Collateral Agent heretofore entered into that certain Second-Lien Term Loan Credit Agreement, dated as of September 29, 2009 (the “Original Credit Agreement”), as amended by that certain First Amendment to Second-Lien Term Loan Credit Agreement dated as of August 30, 2010, (together with the Original Credit Agreement, the “Credit Agreement”) pursuant to which Lenders made a loan to Borrowers in the aggregate principal amount of $72,500,000 (the “Loan”) subject to and upon terms, covenants and conditions contained therein; and

WHEREAS, the parties hereto now desire to amend the Credit Agreement in certain respects and to waive certain covenants as set forth below.

NOW, THEREFORE, in consideration of these premises, the promises, mutual covenants and agreements contained in this Second Amendment, and fully intending to be legally bound by this Second Amendment, the parties hereto hereby agree as follows:

1.                                      Definitions.

Unless otherwise specifically defined herein, all defined terms used in this Second Amendment shall have their respective meanings set forth in the Credit Agreement.

2.                                      Waivers and Amendments.

a.                                      The provisions of Section 1.01, Defined Terms, “Permitted Investment”, and Section 5.05, Restricted Payments, are hereby waived to permit as a Permitted Investment the Investment of an amount not to exceed $4,000,000 by Parent with and into Global Aviation Ventures SPV LLC, a Delaware limited liability company (the “SPV”), or another Restricted Subsidiary that is a Guarantor and grantor under the Security Agreement and the subsequent loan by the SPV or such other Restricted Subsidiary of funds up to such amount to the trustees under the Liquidating Trust Agreement for the ATA Plan Trust (the “ATA Plan Trustee”), in respect of the estate of ATA Airlines, Inc. to enable the ATA Plan Trustee to incur and pay expenses, including attorneys fees, expert witness fees, court costs and related expenses reasonably necessary for the pursuit of the ATA Assets, which loan shall be evidenced by an unconditional promissory note payable by the ATA Plan Trustee to the SPV or such other Restricted Subsidiary, accruing interest at the rate of 15% per annum, and with the entire principal amount of such loan being due and payable on the earliest of (i) forty-five (45) days following the payment to the ATA Plan Trustee of an aggregate amount sufficient to pay the amounts due pursuant to such note, (ii) February 15, 2013, or (iii) upon demand by the SPV or such other Restricted Subsidiary (the “Note”).

b.                                      Section 1.01, Defined Terms, is hereby amended by replacing in its entirety subsection (f) and the insertion of new subsections (g) and (h) under clause (ii) of the defined term “Consolidated Cash Flow” to provide for certain additional amounts to be included in the calculation thereof for any Test Period ending on or after December 31, 2010 and to read as follows:

(f)                                   expenses or charges relating to the parking or subleasing of aircraft (I) paid or accrued in 2009 in an aggregate amount not to exceed $5.0 million or (II) paid or accrued in 2010 in an aggregate amount not to exceed $9.0 million;

(g)                                  Solely for the purposes of Section 5.15, aircraft maintenance expenses incurred during such period in an amount not to exceed the amounts that are contributed, reimbursed or reimbursable to the Borrowers with respect to such expenses from (i) payments made by the Borrowers into Lessor Maintenance Reserve Accounts with respect to flight activity which occurred on or prior to July 31, 2009 or (ii) payments made or amounts contributed or to be contributed by lessors for aircraft maintenance expenses pursuant to obligations that existed on or prior to July 31, 2009; and

(h)                                 Solely for purposes of Section 5.15, any fees, expenses or charges for such period related to (I) the proposed public offering of Parent common stock pursuant to Parent’s Form S-1 registration statement filed with the SEC (SEC File No. 333-167842) and (II) the negotiation and preparation of any supplemental indentures, amendments or waivers with respect to the Senior Note Indenture or the Agreement, such fees, expenses or charges not to exceed in the aggregate $3,300,000.

3.                                      Representations and Warranties of the Borrowers.

Borrowers represent and warrant to the Lenders and the Agent (both before and after giving effect to this Second Amendment) that:

a.                                      Each of the Borrowers has the corporate power and authority, and the legal right, to execute, deliver and perform this Second Amendment.

b.                                      Each of the Borrowers has taken all necessary corporate action to authorize the execution, delivery and performance of this Second Amendment.

c.                                       No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with this Second Amendment or the execution, delivery, performance, validity or enforceability of this Second

Amendment, or the performance, validity or enforceability of the Credit Agreement except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect.

d.                                      This Second Amendment has been duly executed and delivered on behalf of the Borrowers.  This Second Amendment and the Credit Agreement as amended and supplemented thereby constitute the legal, valid and binding obligations of the Borrowers and are enforceable against the Borrowers in accordance with their terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law.

e.                                       Neither an Event of Default, as defined in the Credit Agreement, nor any event which with the lapse of time or notice or both could become an Event of Default, has occurred and is continuing as of the date hereof.

f.                                        Neither the execution, delivery or performance by any Borrower of the Second Amendment nor the consummation of any transactions contemplated therein will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any Person (other than consents already obtained and in full force and effect) under, or result in the imposition of (or the obligation to create) a Lien on any assets of any Borrower (except for existing Liens pursuant to the Collateral Agreements and the Senior Note Documents) under or pursuant to the Organizational Documents of such Borrower, any Federal, state, local or foreign statute, law (including, without limitation, common law) or ordinance, or any judgment, decree, rule, regulation or order of any Governmental Authority application to such Borrower or any of its properties or any Applicable Agreement, except for such conflicts, violations, breaches, defaults, lack of any consents or imposition of Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Entry by the Borrowers into and performance by the Borrowers of the Second Amendment will not result in a default under any Senior Note Document.

g.                                       Each of the representations and warranties set forth in Article III of the Credit Agreement is true and correct as of the date hereof in all material respects, except (i) any such representations and warranties which explicitly relate to an earlier date, which such representations and warranties were true and correct as of such date in all material respects and (ii) as disclosed in any filings by Parent with the Commission or any reports delivered by the Parent pursuant to Section 5.01 of the Credit Agreement.

4.                                      Effectiveness.

a.                                      Except to the extent specifically amended and supplemented hereby, all of the terms, conditions and provisions of the Credit Agreement, as amended, shall remain unmodified, and the Credit Agreement, as amended and supplemented by this Second Amendment, is confirmed as being in full force and effect.  By its signature below, each Guarantor hereby acknowledges its receipt of a copy of this Second Amendment and consents to the terms and conditions hereof and the transactions contemplated hereby. Each Guarantor hereby further (i) affirms and confirms its guarantees, indemnification obligations and other commitments and obligations under the Credit Agreement and (ii) agrees that Article VI of the Credit Agreement and all guarantees and other commitments and obligations shall continue to be in full force and effect following the effectiveness of the Second Amendment.

b.                                      All references to the Credit Agreement herein or in any other document or instrument between or among any of the parties hereto shall hereafter be construed to be references to the Credit Agreement as modified by this Second Amendment.  This Second Amendment shall be and shall be deemed to be a “Loan Document” for all purposes under the Credit Agreement.

c.                                       The Borrowers shall pay to the Lenders $192,474.86 in consideration for this Second Amendment becoming effective (the “Amendment Fee”).  The Amendment Fee shall be added to the outstanding principal balance of the Loan.

d.                                      The Administrative Agent and Collateral Agent are hereby directed by the Lenders to enter into and execute this Amendment.

e.                                       The effective date of this Second Amendment (the “Effective Date”) shall be March 29, 2011.

5.                                      Further Assurances

Subject to the provisions of the Intercreditor Agreement and the Security Agreement, the Borrowers covenant to take all actions as may be required, or as the Administrative Agent may reasonably request, to cause the Note to be subject to a second-priority perfected lien in favor of the Collateral Agent, including delivery of possession of the Note to the Collateral Agent or to the collateral agent for the First Lien Notes.

6.                                      Counterparts.

This Second Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which constitute one instrument. In making proof of this Second Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.  Delivery of an executed counterpart of this Second Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart hereof

7.                                      Notice of Final Agreement.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date and year first above written.

BORROWERS:	GLOBAL AVIATION HOLDINGS INC.
NORTH AMERICAN AIRLINES, INC.
WORLD AIRWAYS, INC.

	By:	/s/ Brian S Gillman
	Name:	Brian S Gillman
	Title:	Senior Vice President and General Counsel

GUARANTORS:	NEW ATA INVESTMENT INC.
NEW ATA ACQUISITION INC.
WORLD AIR HOLDINGS, INC.
WORLD AIRWAYS PARTS COMPANY, LLC
GLOBAL AVIATION VENTURES SPV LLC

	By:	/s/ Brian S Gillman
	Name:	Brian S Gillman
	Title:	Senior Vice President and General Counsel

Signature Page

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COLLATERAL AGENT:	WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent and
Collateral Agent

	By:	/s/ David Bergstrom
	Name:	David Bergstrom
	Title:	Vice President

Signature Page

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LENDERS:	BLACKSTONE / GSO CAPITAL SOLUTIONS
FUND LP, by GSO Capital Partners, LP, as
investment manager, as a Lender

	By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signer

BLACKSTONE / GSO CAPITAL SOLUTIONS
OVERSEAS MASTER FUND L.P., by Blackstone /
GSO Capital Solutions Overseas Associates LLC, as a
Lender

	By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signer

Signature Page

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